Exhibit 99.1

Information

LOCKHEED MARTIN ANNOUNCES PERSONNEL CHANGES

BETHESDA, MARYLAND, Aug. 10, 2007 – Lockheed Martin [NYSE: LMT] has announced that Executive Vice President and Chief Financial Officer Christopher E. Kubasik will lead its Electronic Systems Business Area, succeeding Robert B. Coutts, who is retiring. Bruce L. Tanner has been selected to replace Kubasik as Executive Vice President and CFO.

Both appointments will be effective Sept. 1. Coutts, 57, will serve in a special assignment role reporting to the Chief Executive Officer until his retirement in April 2008.

Kubasik, 46, takes over leadership of one of Lockheed Martin’s four business areas. With approximately 37,000 employees located around the world, Lockheed Martin Electronic Systems is engaged in the design, development, integration and production of high-performance systems that ensure the mission readiness of armed forces and government agencies worldwide. The unit had sales of $10.5 billion in 2006.

“Chris brings great insight and capabilities to his new position, having served as a member of our leadership team since November 1999 and as CFO since 2001,” said Chairman, President and CEO Bob Stevens. “In these roles, he has demonstrated his ability to manage programs and effectively implement change in addition to providing financial expertise and oversight. I believe this new assignment broadens this highly respected leader and I have absolute confidence that, under his leadership, Electronic Systems will continue its success.”

Incoming CFO Tanner, 48, will be responsible for all aspects of the corporation’s financial strategies, processes and operations. Tanner has a strong record of achievement, having progressed through a series of increasingly responsible positions in the corporation’s finance organization to become Vice President of Finance and Business Operations for its $12.2 billion Aeronautics Business Area in April 2006. Previously, he served as Vice President of Finance for the Electronic Systems Business Area.

“Over the course of his 25 years in the defense and aerospace industry, Bruce has provided in-depth analysis, led the development and implementation of innovative financial strategies, counseled our executive team on critical financial issues, and demonstrated a deep understanding of all aspects of financial management,” Stevens said. “He is an extremely capable and highly experienced executive and will be an outstanding CFO.”

Stevens added: “We are also very pleased that our thorough succession-planning process has provided for this orderly transition of key leadership positions.”

Of retiring executive Coutts, Stevens said: “I want to express my great appreciation to Bob Coutts for his many contributions to our business. Since joining Lockheed Martin from GE Aerospace in 1993, Bob has been a key member of our leadership team and has been instrumental in many of our successes. Over Bob’s nine years as its leader, the Electronics business has seen significant growth and expansion. We wish him a full and happy retirement.”

Headquartered in Bethesda, Md., Lockheed Martin employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact: Tom Jurkowsky, (301) 897-6352

e-mail: thomas.jurkowsky@lmco.com

Investor Relations Contact: Jerry Kircher, (301) 897-6584

e-mail: jerry.f.kircher@lmco.com

For additional information, visit our web site:

http://www.lockheedmartin.com

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